Exhibit (e)(25)

GMARKET INC.

WAIVER OF RIGHTS UNDER REGISTRATION RIGHTS AGREEMENT

This Waiver of Rights Under Registration Rights Agreement (this “Waiver”) is entered into as of April 16, 2009 by and among Gmarket Inc., a corporation organized and existing under the laws of the Republic of Korea (the “Company”), and the undersigned holders (the “Shareholders”) of Company Securities (as defined herein).

RECITALS

A. Pursuant to an amended and restated registration rights agreement (the “Rights Agreement”) made and entered into as of the 12th day of June 2006, by and among Gmarket Inc. (the “Company”), a corporation organized and existing under the laws of the Republic of Korea (“Korea”), Interpark Corporation (the “Controlling Shareholder” or “Interpark”), a corporation organized and existing under the laws of Korea, the Major Stockholders (as listed on Schedule B to the Rights Agreement) and each of the holders (the “Holders”) of shares of Registrable Securities listed in the Rights Agreement, the Shareholders have certain rights to have their shares of Company capital stock registered under U.S. and Korean securities laws.

B. The Company is entering into a Share Allocation and Tender Offer Agreement (the “Master Agreement”) with eBay Inc., a Delaware corporation (“Parent”), and eBay KTA (UK) Ltd., a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of Parent (“Acquisition Sub”) providing for (subject to the conditions set forth therein) Acquisition Sub to acquire Company Securities by, among other things: (i) making a tender offer as contemplated by the Master Agreement (the “Offer”) for all of the issued and outstanding common shares, par value KRW 100 per share, of the Company (the “Company Shares”) and the American Depositary Shares of the Company, each representing one Company Share (the “Company ADSs,” and together with the Company Shares, the “Company Securities”) at a price of US$24.00 (as may be adjusted pursuant to the Master Agreement) per Company Security; and (ii) by subscribing to newly-issued Company Shares.

C. It is a condition to Parent and Acquisition Sub’s entry into the Master Agreement and a condition in the related Agreements to Tender and Voting Agreements (each a “Tender Agreement”) entered into among Parent and Acquisition Sub, on the one hand, and Interpark Corporation and Yahoo! Korea, on the other hand, that holders of more than two-thirds (2/3) of the Registrable Securities (including Interpark and Yahoo Korea) execute this Waiver.

D. Under Section 7 of Article III of the Rights Agreement, the observance of any provision of the Rights Agreement may be waived with the written consent of each of (i) the Company, (i) the holders of more than two-thirds (2/3) of the Registrable Securities, and (iii) Yahoo Korea, in the event such waiver or amendment would have an adverse effect on any of the rights or obligations of Yahoo Korea.

WAIVER

1. The Company and the Shareholders accept and agree to the following waivers of certain terms of the Rights Agreement, as requested by Parent and Acquisition Sub. The Company and the Shareholders hereby waive the provisions of the Rights Agreement permitting them to request that Registrable Securities be registered under U.S. or Korean securities laws for a period commencing on the date hereof and ending at the Expiration Time (as defined herein). The “Expiration Time” is the earlier to occur of (i) the time on the date on which the Master Agreement is validly terminated in accordance with its terms; or (ii) the time on the date on which the Offer and any subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), expire.

2. Approval of Shareholders. In accordance with Section 7 of Article III of the Rights Agreement, the Company and the Shareholders accept and agree to the foregoing waiver of certain terms of the Rights Agreement.

3. Amendment/Waiver. No alteration or modification of this Waiver or waiver of any provision of this Waiver shall be effective against any party hereto unless such amendment, alteration, modification or waiver is approved in writing by all parties hereto. In addition, no provision of this Waiver may be amended, altered or waived without the prior written consent of Parent and Acquisition Sub. Parent and Acquisition Sub are third-party beneficiaries of this Waiver.

4. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Rights Agreement.

5. Except as expressly provided in this Waiver, all of the terms and conditions of the Rights Agreement shall remain in full force and effect and none of such terms and conditions are, or shall be construed as, otherwise amended or modified.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Waiver as of the date first written above.

GMARKET INC.		Address for notices: 8th Floor, LIG Tower, 649-11 Yeoksam-Dong Gangnam-Gu Seoul, Korea Attn: Facsimile: +82-2-5642798
By:	/s/ Young Bae Ku
Name: Young Bae Ku
Title: President & CEO

[Waiver Under Registration Rights Agreement]

HOLDERS:

TECHNO:

TECHNO PACIFIC ASSETS LIMITED

By:	/s/ John E. Milburn
Name:	John E. Milburn
Title:	Director

Date:	April 15, 2009

[Waiver Under Registration Rights Agreement]

INTERPARK CORPORATION

By:	/s/ Ki-Hyung Lee
Name:	Ki-Hyung Lee
Title:	Chief Executive Officer

Date:	April 16, 2009

[Waiver Under Registration Rights Agreement]

KI HYUNG LEE

By:	/s/ Ki-Hyung Lee
Name:	Ki-Hyung Lee
Title:

Date:	April 16, 2009

[Waiver Under Registration Rights Agreement]

CHANG SUN JO

By:	/s/ Chang Sun Jo
Name:	Chang Sun Jo
Title:

Date:	April 16, 2009

[Waiver Under Registration Rights Agreement]

YOUNG BAE KU

By:	/s/ Young Bae Ku
Name:	Young Bae Ku
Title:	President & CEO

Date:	April 16, 2009

[Waiver Under Registration Rights Agreement]

YAHOO KOREA! YUHAN HOESA

By:	/s/ Jinsoo Kim
Name:	Jinsoo Kim
Title:	Representative Director

Date:	April 14, 2009

[Waiver Under Registration Rights Agreement]